UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   LEWIS, PAMELA S.
   450 WINKS LANE


   BENSALEM, PA  19020
2. Issuer Name and Ticker or Trading Symbol
   CHARMING SHOPPES, INC. (CHRS)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   09/09/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned          or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        Following      I
                                              (2)                                                Reported
                                                                                                 Transactions
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Common Stock                                  09/09/02    M        5,000         A  $4.09380                    D  Direct
Common Stock                                  09/09/02    S        5,000         D  $7.11000     4,397          D  Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative      (2)
                               Security                       Code  V   A                D                Exercisable  Expiration
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Non-Qualified Stock Option     $4.09380        09/09/02       M                          5,000            12/10/99 (1) 12/10/08
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned         I
                  -                      Title                          Shares                    Following
                                                                                                  Reported
                                                                                                  Transactions
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Non-Qualified Stock Option     09/09/02  Common Stock                   5,000                     25,000        D   Direct
(right to buy)

Explanation of Responses:

(1)
Option becomes exercisable for 20% of the underlying shares, annually, beginning on the date indicated.
(2)
Deemed transaction date not applicable.

SIGNATURE OF REPORTING PERSON
/S/ LEWIS, PAMELA S.
DATE 09/10/02